Exhibit no. 3.7                                  Filed in the office of
                                                        the Secretary of
                                           State of the State of Nevada,
                                                         May 27th, 1997.


                        CERTIFICATE OF AMENDMENT
                                   to
                       ARTICLES OF INCORPORATION
                                   of
                             CHANNEL i INC.
                         (A Nevada Corporation)

CHANNEL i INC., a corporation organized and existing under and by virtue of the General Corporation Law of Nevada, DOES HEREBY CERTIFY THAT:

A. The shareholders of the corporation have, by written consent in lieu of a meeting, duly adopted amendments to the Articles of Incorporation of the corporation, consisting of amendment to Article First, to change the name of the corporation from Channel i Inc. to WaveRider Communications Inc. and amendment of the first paragraph of Article Fifth to, among other things, increase the number of authorized shares of common stock.

The amendments thus adopted are as follows:

Resolved, that Article 1 of the Articles of Incorporation of this corporation be amended to provide as follows:

"FIRST,  The  name  of  this  corporation  is  WAVERIDER  COMMUNICATIONS INC."

                                    ***

"FIFTH, The aggregate number of shares of capital stock of all classes, which the corporation shall have authority to issue is ONE HUNDRED FIVE MILLION, (105,000,000), of which One Hundred Million, (100,000,000) shares having a par value of $.001 per share shall be of a class designated "Common Stock" or "Common Shares", and Five Million, (5,000,000) shares having a par value of $.001 per share shall be of a class designated "Preferred Stock" or "Preferred Shares". All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional and other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:"

                                    ***

B. Other than the foregoing changes to Articles First and Fifth, there are no amendments to the Articles of Incorporation.

C. The foregoing Certificate of Amendment was duly approved by affirmative vote of the holders of a majority of the Corporation's 12,175,684 shares of capital stock outstanding and entitled to vote on the proposed amendment, and therefore sufficient for approval, all in accordance with the General Corporation Law of Nevada and the existing Certificate of Incorporation and bylaws of the corporation.

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


D. This amendment was duly adopted in accordance  with the provisions of Section
78.390 of the General Corporation Law of Nevada.

In Witness Whereof Channel I Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Assistant Secretary as of the date below.

Dated:                  May 21st,  1997.              CHANNEL i  INC.

Attest:


      " Robert Clarke"
      Robert Clarke,    President


      " Neena Deol "
      Neena Deol,    Assistant Secretary

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